Miller Petroleum, Inc.
                          Box 130 Huntsville, TN 37756
                              Phone: 423 - 6639457
                             www.millerpetroleum.com
News Release
For Immediate Release:
December 29, 2005

  Miller Petroleum, Inc. forms a joint venture and enters into stock purchase agreement with Wind City Oil & Gas, LLC

Huntsville, Tenn., December 29, 2005 - MILLER PETROLEUM, INC. (OTCBB: MILL - news) today announced the formation of a joint venture with Wind City Oil & Gas, LLC (Wind City) to form Wind Mill Oil & Gas, LLC (Wind Mill) to drill and develop oil and gas wells in Tennessee and Texas. Miller Petroleum has agreed to contribute certain prospects that it intends to jointly develop with Wind City and Wind City has contributed $10 million in cash to the joint venture. The arrangement provides that Miller Petroleum will exclusively devote its attention to the joint venture for three years, except under certain circumstances. Wind Mill is owned 50.1 percent by Wind City and 49.9 percent by Miller Petroleum.

Wind City Oil & Gas Management has entered into a Management Services Agreement with Wind Mill to provide consulting, financial, exploration, technical and administrative services as well as support, in exchange for salaries and performance bonuses. Similarly, Miller Petroleum has entered into a Drilling and O&M Services Agreement with Wind Mill, to provide various services associated with the procurement, permitting, drilling and operation of the oil and gas wells in exchange for salaries and performance bonuses.

"We are very excited about this arrangement with Wind City," noted Deloy Miller, Chief Executive Officer of Miller Petroleum. "As a result of this transaction, we anticipate substantial drilling and development of our valuable reserves. We are pleased to commence this new relationship and focus our energies on our core business of drilling and development."

In a related matter, Miller Petroleum today announced that it has entered into a stock purchase agreement with Wind City, pursuant to which Wind City purchased 2,900,000 unregistered shares of Miller Petroleum's common stock in exchange for $4,350,000.00.

Miller Petroleum used the proceeds from this sale to pay off a credit facility with Prospect Energy Corporation and Petro Capital III, LP. "This stock sale has enabled us to substantially reduce our overall debt, "said Mr. Miller.

Miller Petroleum, Inc. is a publicly traded, fully integrated, gas and oil exploration and production company. The company is rapidly increasing natural gas reserves in the Appalachian Basin. Miller's gas market is readily accessible through the company's infrastructure of gas lines for immediate sales.


Forward-looking statements made in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward looking statements involve risk and uncertainties which may cause actual results to differ from anticipated results, including risks associated with the timing and development of the company's reserves and projects as well as risks of downturns in economic conditions generally, and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission.

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Source: Miller Petroleum, Inc.

CONTACT: MILL) Deloy Miller (CEO) of Miller Petroleum, Inc., +1-423-663-9457 deloymiller@highland.net